UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                                               Commission File Number: 000-16350
                                                                       ---------

                                  WPP Group plc
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     27 Farm Street, London W1J 5RJ England
                               011-44-20-7408-2204
     ----------------------------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

          $100,000,000 6 7/8% Notes due July 15, 2008 ("2008 Notes")
                $650,000,000 5.875% Notes due 2014 ("2014 Notes")
     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                           Ordinary Shares of 10p each
                  American Depositary Shares, each representing
                              five Ordinary Shares
     ----------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



        Rule 12g-4(a)(1)(i)       |_|           Rule 12h-3(b)(1)(ii)      |_|
        Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(2)(i)       |X| 2014 Notes
        Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(ii)      |_|
        Rule 12g-4(a)(2)(ii)      |_|           Rule 15d-6                |X| 2008 Notes
        Rule 12h-3(b)(1)(i)       |_|


Approximate number of holders of record as of the certification or notice date:

$100,000,000 6 7/8% Notes due July 15, 2008             6
                                                     --------

$650,000,000 5.875% Notes due 2014                     44
                                                     --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, WPP Group plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             WPP GROUP PLC


DATE:  August 2, 2006                        By: /s/  Paul W.G. Richardson
                                                 -------------------------
                                                 Name: Paul W.G. Richardson
                                                 Title:  Group Finance Director


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